Exhibit 2.1
TRUST UNIT PURCHASE AGREEMENT
     This TRUST UNIT PURCHASE AGREEMENT (this “Agreement”), is by and between VOC Partners, LLC, a Kansas limited liability company (the “Purchaser”) and VOC Brazos Energy Partners, L.P., a Texas limited partnership (the “Selling Unitholder”). Subject to the terms set forth in this Agreement, this Agreement is the unconditional and binding obligation of the parties hereto as of December 27, 2010.
     WHEREAS, Selling Unitholder desires to sell the number of trust units representing beneficial interests in VOC Energy Trust, a Delaware statutory trust (the “Trust”), outlined in Schedule I hereto (the “Trust Units”) to Purchaser, and Purchaser desires to purchase the Trust Units from the Selling Unitholder;
     NOW, THEREFORE, in consideration of the foregoing and the covenants, agreements and warranties contained herein, the sufficiency of which as consideration is hereby acknowledged, the parties agree as follows:
     1. Sale and Purchase. The Selling Unitholder agrees to sell to the Purchaser, and Purchaser agrees to purchase from the Selling Unitholder, the Trust Units for the initial public offering price per Trust Unit (the “Purchase Price”), to be settled 45 days after the closing date of the initial public offering of the Trust (as such date may be extended by mutual agreement of the parties, the “Settlement Date”). As consideration for the Purchase Price, the Purchaser agrees to issue to the Selling Unitholder, and the Selling Unitholder agrees to accept from the Purchaser, (i) a cash payment equal to 10% of the Purchase Price (the “Cash Payment”) and (ii) a promissory note having a face amount equal to 90% of the Purchase Price (the “Note”) and a term of ten years with interest payable at 5% each year (the Note, together with the Cash Payment, the “Purchase Price Consideration”).
     2. Representations and Warranties of Selling Unitholder. Selling Unitholder hereby represents and warrants to Purchaser as follows:
(a)	Ownership of the Trust Units. Selling Unitholder holds, or will hold on the Settlement Date of record and owns or will own beneficially the Trust Units, free and clear of any restrictions on transfer (other than any restrictions under federal and state securities laws), claims, taxes, liens, options, warrants, rights, contracts, calls, commitments, equities, and demands. Upon the consummation of the transactions contemplated hereby, as of the Settlement Date, Purchaser will be the registered owner of legal title to the Trust Units.

(b)	No Broker’s Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Selling Unitholder for which the Purchaser would be liable.
     3. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Selling Unitholder as follows:

(a)	Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Kansas.

(b)	Authority; Authorization.
(i)	Purchaser has full corporate power and authority to (i) execute and deliver this Agreement and (ii) consummate the transactions contemplated hereby, including the transactions necessary to issue the Note to the Selling Unitholder, and perform all the terms and conditions hereof required to be performed by it. The execution, delivery and performance by Purchaser of this Agreement have been duly authorized by all requisite corporate action.

(ii)	This Agreement constitutes, and when issued the Note will constitute, each constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(c)	Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the transactions necessary to issue the Note), will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any Governmental Authority to which Purchaser is subject or any provision of its organizational documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, lien or other arrangement to which Purchaser is a party or by which it is bound or to which any of its assets is subject.

(d)	No Broker’s Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser for which the Selling Unitholder would be liable.
     4. Conditions Precedent to Obligations of the Purchaser. The obligations of the Purchaser are subject to the satisfaction of the following conditions precedent:
(a)	The representations and warranties of the Selling Unitholder contained herein shall be true and correct as of the date hereof and the Settlement Date, and the Selling Unitholder shall have complied with all of its covenants and agreements contained herein to be performed by it on or prior to the Settlement Date.

(b)	The Purchaser shall have received the Trust Units, registered in the name of the Purchaser or its nominee (or with an effective stock or note power in the name of the Purchaser or its nominee), without any legends or endorsements thereon other than the following legend: “THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION THEREFROM WHICH, IN THE OPINION OF COUNSEL FOR PURCHASER, IS AVAILABLE.”

(c)	The transfer of the Trust Units to the Purchaser shall have been registered on the books of the Trust and/or any applicable transfer agent.
     5. Conditions Precedent to Obligations of the Selling Unitholder. The obligations of the Selling Unitholder are subject to the satisfaction of the following conditions precedent:
(a)	The representations and warranties of the Purchaser contained herein shall be true and correct as of the date hereof and the Settlement Dale and the Purchaser shall have complied with all of its covenants and agreements contained herein to be performed by it on or prior to the Settlement Date.
     (b) The Selling Unitholder shall have received the Purchase Price Consideration as contemplated herein.
     6. Settlement.
(a)	Unless otherwise instructed by the Purchaser, the Trust Units should be delivered to:

VOC Partners, LLC 1700 Waterfront Parkway, Bldg 500 Wichita, KS 67206 Attn: Managing Member

(b)	The Cash Payment shall be paid by wire transfer of immediately available funds to the Selling Unitholder at the address for notice outlined in Section 7(a) hereto.
7. Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto (other than the Trust Units) shall be in writing and shall be deemed to have been given, (i) when received if given in person or by a courier or a courier service or (ii) on the date of transmission if sent by facsimile transmission:
(a)	If to the Purchaser, addressed as follows:

VOC Partners, LLC
1700 Waterfront Parkway, Bldg 500
Wichita, KS 67206
Attn: Manager
or to such other person or address as a party hereto may designate for itself by notice given as herein provided.
(b)	If to the Selling Unitholder, addressed as follows
VOC Brazos Energy Partners, L.P.
1700 Waterfront Parkway, Bldg 500
Wichita, KS 67206
Attn: Barry Hill
or to such other person or address as a party hereto may designate for itself by notice given as herein provided.
     8. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties in respect of the transactions contemplated by this Agreement and supersedes all prior agreements, arrangements and undertakings (oral or written) relating to the transactions contemplated by this Agreement.
     9. Amendments; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or, in the case of a waiver, by or on behalf of the party having authority to waive compliance. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty.
     10. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED (BOTH AS TO VALIDITY AND TO PERFORMANCE) UNDER THE LAW OF THE STATE OF KANSAS WITHOUT REFERENCE TO ANY CONFLICT OF LAWS PRINCIPLES THAT WOULD PROVIDE FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.
     11. Assignment. This Agreement and all of its provisions, rights and obligations shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by a party without the express written consent of the other party and any purported assignment, unless so consented to, shall be void and without effect.

     12. Further Assurances. Each party agrees to execute such further instruments or documents as the other party may from time to time reasonably request in order to confirm or carry out the transactions contemplated in this Agreement; provided that no such instrument or document shall expand a party’s obligations or liabilities beyond that contemplated in this Agreement.
     13. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term, provision, covenant or restriction is invalid, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
     14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed and delivered as of the date first set forth above.

VOC PARTNERS, LLC By: Vess Texas Partners, LLC, its Manager By: Vess Holding Corporation, its Manager
By:	/s/ J. Michael Vess
	Name:	J. Michael Vess
	Title:	Designated Representative

Signature Page to Trust Unit Purchase Agreement

VOC BRAZOS ENERGY PARTNERS, L.P. By: Vess Texas Partners, LLC, its General Partner By: Vess Holding Corporation, its Manager
By:	/s/ J. Michael Vess
	Name:	J. Michael Vess
	Title:	Designated Representative

Signature Page to Trust Unit Purchase Agreement

SCHEDULE I

Trust Units to be Purchased	All Trust Units retained by Selling Unitholder at the closing of the initial public offering of the Trust.
Schedule I to Trust Unit Purchase Agreement